Exhibit 99(a)


NEWS RELEASE                           [ALLEGHENY LUDLUM CORPORATION LOGO]
                                       Executive and General Offices
                                       Six PPG Place
                                       Pittsburgh, PA  15222-5479

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FOR RELEASE:  April 8, 1993                         Contact:  Bert Delano
                                                              412/394-2813


Pittsburgh, PA - Allegheny Ludlum Corporation announced today that the

United States District Court for the Western District of Pennsylvania had

issued an order adverse to the Company in a case filed in 1989 by Allegheny

International, Inc. which is being pursued by Sunbeam-Oster Company, Inc.

The case involves claims for reimbursement of various alleged insurance coverage costs and recovery of a refund received by Allegheny Ludlum with respect to a federal income tax overpayment.  The order, which granted a motion for summary judgment filed by Sunbeam-Oster, would require Allegheny

Ludlum to pay approximately $8.0 million to Sunbeam-Oster.  The award consists of the amount of the tax refund, the insurance cost claim and interest.



A spokesman for Allegheny Ludlum expressed disbelief at the decision and stated that the Company will promptly appeal the ruling.  The Company continues to believe that Sunbeam-Oster's








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claims are without merit and will continue to defend the case vigorously.

A successful appeal of the District Court's ruling would result in a judgment in favor of Allegheny Ludlum or the case proceeding to trial.



The case arose out of the 1980 management-led buy out of Allegheny Ludlum from Allegheny International.  Sunbeam-Oster is the successor to

Allegheny International following Allegheny International's bankruptcy reorganization.  Sunbeam-Oster has claimed that it was entitled to the tax refund and insurance reimbursement that is the subject of the litigation under the terms of the stock purchase agreement between Allegheny Ludlum and Allegheny International.  Allegheny Ludlum maintains that all of the claims were extinguished as a result of the 1986 transaction in which

Allegheny Ludlum redeemed Allegheny International's remaining interest in

Allegheny Ludlum and Allegheny International released Allegheny Ludlum from all claims related to the acquisition.



Allegheny Ludlum is a leading producer of a wide range of specialty materials including stainless steels, electrical steels and high technology alloys.  The Company, which reported sales of over $1 billion in 1993, is listed on the New York Stock Exchange (Symbol:  ALS).



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